MANAGEMENT AND CROSS-SERVICES AGREEMENT


         THIS MANAGEMENT AND CROSS-SERVICES AGREEMENT ("Agreement") is made and entered into as of the 27th day of March, 2001, by and among EFTC Corporation, a Colorado corporation ("EFTC"), and K*TEC Electronics Corporation, a Delaware corporation ("K*TEC").

                                    RECITALS

        A. EFTC has received a proposal from K*TEC contemplating a potential business combination of EFTC and K*TEC

        B. A special committee of the board of directors of EFTC is considering the proposal.

        C. The special committee has reviewed and approved this Agreement and determined that it is in the best interests of the Company and its shareholders.

        D. Pending completion of the business combination or the rejection of the proposal, K*TEC desires to engage EFTC, and EFTC desires to be engaged, to provide a variety of management and other services to K*TEC, including (i) executive support, supervisory and management services similar to those customarily provided by chief executive and chief financial officers, and (ii) advice and assistance to the Board of Directors of K*TEC in the development and execution of an operating and business plan for K*TEC.

        E. In exchange for the management and other services to be provided by EFTC to K*TEC hereunder, EFTC desires that K*TEC (i) provide to EFTC certain marketing, sales support and IT services, and (ii) pay a reasonable management and consulting fee.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

        1. EFTC Services. Subject to Section 3 hereof, EFTC shall provide K*TEC with such management, consulting, human resources, materials procurement and financial advisory services, including advice and assistance concerning any and all aspects of the operations and strategic initiatives of K*TEC, as are specified in the next succeeding sentence or as may be reasonably requested by the Board of Directors of K*TEC (the "Board") from time to time. Subject to the fiduciary obligations of EFTC and its representatives (including directors, executive officers, employees and agents) to EFTC's shareholders under applicable law, such services shall include (i) analyzing, reviewing and making recommendations concerning business opportunities available to K*TEC, (ii) working with K*TEC's senior management team to monitor K*TEC's financial affairs and initiate and maintain relationships with customers, (iii) providing advice and consultation to K*TEC's senior executive officers in all areas of K*TEC's operations, (iv) assisting in the Board's assessment of K*TEC's business and prospects, (v) working with K*TEC's outside auditors to finalize K*TEC's historical financial statements, (vi) coordinating Board-specified projects on behalf of K*TEC with accountants, attorneys, financial advisors and other professionals, (vii) providing executive support, supervisory and management services similar to those customarily provided by chief executive and chief financial officers of publicly traded corporations, and (viii) making periodic reports to the Board with respect to the management and other services provided hereunder.

        2. K*TEC Services. K*TEC shall provide EFTC with such marketing, sales support and IT services, including advice and assistance concerning any and all aspects of EFTC's sales, marketing and information technology operations, as may be reasonably requested from time to time by any of EFTC's executive officers. Such K*TEC services shall include (i) analyzing, reviewing and making recommendations concerning business opportunities available to EFTC,

(ii) working with EFTC's management to monitor EFTC's information technology, sales and marketing requirements and initiate and maintain relationships with customers, (iii) providing advice and consultation in all areas of EFTC's marketing and sales plans, (iv) assisting in the assessment of EFTC's current technology capabilities and requirements, (v) coordinating EFTC's marketing, sales and IT operations with EFTC's independent sales representatives,
CEO-designated customers, third-party consultants and vendors, (vi) making EFTC's employees and representatives available for consultation with EFTC's management upon reasonable notice and at reasonable times, (vii) providing EFTC with the benefits of K*TEC's (and its employees and representatives') special knowledge, skill, contacts and business experience to the extent relevant to the marketing and sales of EFTC's products and services, and (viii) making periodic reports to EFTC's officers with respect to the services provided hereunder.

3. Board of Directors Supervision. The activities of EFTC to be performed under this Agreement shall be subject to the supervision of the Board to the extent
(i) required by applicable law, (ii) specified as subject to Board approval on Appendix A hereto, or (iii) otherwise specified in written policies adopted by the Board and delivered to EFTC from time to time. Where not required by applicable law or such written limitations, EFTC shall not require the prior approval of the Board or any K*TEC officer to perform its duties under this Agreement.

        4.      Independent Contractor Relationship.

                (a) Each of EFTC and K*TEC shall be an independent contractor of the other, and nothing contained in this Agreement shall be deemed or construed
(i) to create a partnership or joint venture between K*TEC and EFTC, or (ii) to cause EFTC or K*TEC to be responsible in any way for the debts, liabilities or obligations of the other party, or (iii) to constitute any of EFTC's or K*TEC's employees, officers or affiliates as employees, officers or agents of the other party.

                (b) Notwithstanding that employees and/or representatives of K*TEC may from time to time be requested to solicit orders in EFTC's name, neither K*TEC nor any of such employees or representatives shall have the right, without the prior written consent of EFTC, to enter into any agreement on behalf of EFTC or to do any other act which may subject EFTC to liability or obligate EFTC in any manner whatsoever, and K*TEC and all such employees and representatives shall be expressly prohibited from doing any acts or making any statements which do or may create the impression or inference that any such person is an agent of EFTC. Without limiting the generality of the foregoing, EFTC shall have the absolute right to establish the prices, charges and terms governing the sale of its products and services.

        5.      Other Activities of EFTC and K*TEC.

                (a) K*TEC acknowledges and agrees that neither EFTC nor any of EFTC's employees, officers, directors, affiliates or associates shall be required to devote their full time and business efforts to EFTC's duties to K*TEC specified in Section 1 of this Agreement, but instead shall devote only so much of such time and efforts as EFTC reasonably deems necessary. K*TEC further acknowledges and agrees that EFTC and its affiliates are engaged in the business of providing high mix electronic manufacturing services to numerous customers, including persons who are or may be customers of K*TEC, and K*TEC expressly acknowledges and understands that EFTC plans to continue to be engaged in such businesses and to continue its efforts to increase its business during the term of this Agreement, notwithstanding that the products and services sold by EFTC compete with the products and services sold by K*TEC. No aspect or element of such activities shall be deemed to be engaged in for the benefit of K*TEC or any of its subsidiaries nor to constitute a conflict of interest.

                (b) EFTC acknowledges and agrees that neither K*TEC nor any of K*TEC's employees, officers, directors, affiliates or associates shall be required to devote full time and business efforts to K*TEC's duties to EFTC specified in Section 2 of this Agreement, but instead shall devote only so much of such time and efforts as K*TEC reasonably deems necessary. EFTC further acknowledges and agrees that K*TEC and its affiliates are engaged in the

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

business of providing electronic manufacturing services to numerous customers, including persons who are or may be customers of EFTC, and EFTC expressly acknowledges and understands that K*TEC plans to continue to be engaged in such businesses and to continue its efforts to increase its business during the term of this Agreement, notwithstanding that the products and services sold by K*TEC compete with the products and services sold by EFTC. No aspect or element of such activities shall be deemed to be engaged in for the benefit of EFTC or any of its subsidiaries nor to constitute a conflict of interest.

        6.      Fees and Expenses.


                (a) In consideration of EFTC's agreement to provide the management and other services described in Section 1 of this Agreement, K*TEC shall pay to EFTC a monthly fee equal to $20,000 per month, payable in arrears, during the term of this Agreement. The monthly fee will begin to accrue on March 1, 2001.

                (b) All obligations or expenses incurred by EFTC or K*TEC directly in the performance of its duties under this Agreement shall be for the account of, on behalf of, and at the expense of the other party. Neither EFTC nor K*TEC shall be obligated to make any advance to or for the account of the other party or to pay any sums, except out of funds held in accounts maintained by the other party, and neither EFTC nor K*TEC shall be obligated to incur any liability or obligation for the account of the other party without assurance that the necessary funds for the discharge of such liability or obligation will be provided. K*TEC shall reimburse EFTC for all reasonable expenses actually paid or incurred by EFTC in the course of and pursuant to its duties under this Agreement. EFTC shall reimburse K*TEC for all reasonable expenses actually paid or incurred by K*TEC in the course of and pursuant to its duties under this Agreement. EFTC shall also reimburse K*TEC for sales commissions paid to K*TEC salespeople for sales of EFTC products and services.

                (c) In addition, K*TEC shall reimburse EFTC for costs associated with the services Gary Barclay and Jim Doran have provided to K*TEC prior to the date of this Agreement, including a percentage of their salary based on the hours spent multiplied by their hourly salary rate plus out-of-pocket expenses.

        7.      Term. This Agreement shall remain in effect until the earlier of
(a) the one-year anniversary of the date hereof, and (b) the consummation of the proposed business combination of EFTC and K*TEC, provided, however, that this Agreement may be terminated by either K*TEC or EFTC upon written notice of termination to the other party.

        8. Standard of Care. Neither EFTC nor K*TEC (including any person or entity acting for or on behalf of EFTC or K*TEC) shall be liable for any mistakes of fact, errors of judgment, for losses sustained by the other party or for any acts or omissions of any kind (including acts or omissions of EFTC or K*TEC in providing services in accordance with the terms hereof), unless and except to the extent that the other party's losses (including expenses, costs and attorneys' fees) result from the gross negligence or willful misconduct of EFTC or K*TEC, as the case may be. However, in no event shall any liability EFTC or K*TEC may have under this Agreement or in connection with or as a result of the services provided under this Agreement exceed the total fees paid pursuant to Section 6(a) hereof.

        9.       Indemnification.

                (a) K*TEC hereby agrees to indemnify and hold harmless EFTC and its present and future officers, directors, affiliates, employees and agents ("EFTC Indemnified Parties"), to the fullest extent now or hereafter permitted by law, for any losses, costs, damages and expenses, including reasonable attorneys' fees, as such are incurred, in connection with (i) any cause of action, suit or other proceeding arising in connection with EFTC's engagement by K*TEC under this Agreement or the provision of services by EFTC hereunder, and
(ii) any legal proceeding in which EFTC may be required or agree to participate, except to the extent resulting from EFTC's gross negligence or willful misconduct. K*TEC further agrees to advance and reimburse the EFTC Indemnified


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

Parties on a monthly basis for any cost of defending any action or investigation arising in connection with EFTC's services hereunder (including attorneys' fees and expenses), subject to an undertaking from such EFTC Indemnified Party to repay K*TEC if such party is determined not to be entitled to such indemnity.

                (b) EFTC hereby agrees to indemnify and hold harmless K*TEC and its present and future officers, directors, affiliates, employees and agents ("K*TEC Indemnified Parties"), to the fullest extent now or hereafter permitted by law, for any losses, costs, damages and expenses, including reasonable attorneys' fees, as such are incurred, in connection with (i) any cause of action, suit or other proceeding arising in connection with K*TEC's engagement by EFTC under this Agreement or the provision of services by K*TEC hereunder, and (ii) any legal proceeding in which K*TEC may be required or agree to participate, except to the extent resulting from K*TEC's gross negligence or willful misconduct. EFTC further agrees to advance and reimburse the K*TEC Indemnified Parties on a monthly basis for any cost of defending any action or investigation arising in connection with K*TEC's services hereunder (including attorneys' fees and expenses), subject to an undertaking from such K*TEC Indemnified Party to repay EFTC if such party is determined not to be entitled to such indemnity.

        10.     Confidentiality.

                (a) K*TEC acknowledges that as a result of the services to be rendered pursuant to Sections 1 and 2 hereof, it will be making use of, acquiring and/or adding to confidential information of a special and unique nature and value relating to EFTC's business. As a material inducement to EFTC to enter into this Agreement and to provide K*TEC the management and other services contemplated hereby, K*TEC covenants and agrees that it and its employees, representatives and agents shall not, at any time during the term of this Agreement or thereafter, directly or indirectly divulge, disclose or use, for any purpose unrelated to the performance of services under this Agreement, any confidential information which has been obtained by or disclosed to K*TEC in connection with this Agreement and the services contemplated hereby.

                (b) EFTC acknowledges that as a result of the services to be rendered pursuant to Sections 1 and 2 hereof, it will be making use of, acquiring and/or adding to confidential information of a special and unique nature and value relating to K*TEC's business. As a material inducement to K*TEC to enter into this Agreement and to provide EFTC the marketing, sales support and IT services contemplated hereby, EFTC covenants and agrees that it and its employees, representatives and agents shall not, at any time during the term of this Agreement or thereafter, directly or indirectly divulge, disclose or use, for any purpose unrelated to the performance of services under this Agreement, any confidential information which has been obtained by or disclosed to EFTC in connection with this Agreement and the services contemplated hereby.

                (c) Notwithstanding anything to the contrary contained in this Agreement or any other agreement between the parties, neither EFTC nor K*TEC nor any of their respective employees shall be prohibited from disclosing to their respective boards of directors or their advisors, attorneys, consultants or agents information about the other party obtained as a result of providing the services contemplated by this Agreement, whether in connection with such board's consideration of the proposed business combination between EFTC and K*TEC or otherwise. The confidentiality of any such information so disclosed shall be maintained in accordance with the Mutual Confidentiality Agreement dated January 19, 2001 between EFTC and K*TEC.

        11.     No Assignment.

                (a) Without the prior written consent of EFTC, K*TEC shall not assign, transfer or convey any of its rights, duties or interest under this Agreement, nor shall it delegate any of the obligations or duties required to be kept or performed by it hereunder.


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

                (b) Without the prior written consent of K*TEC, EFTC shall not assign, transfer or convey any of its rights, duties or interests under this Agreement, nor shall it delegate any of the obligations or duties required to be kept or performed by it hereunder.

        12. Notices. All notices, demands, consents, approvals and requests given by either party to the other hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses:

                  If to EFTC:            EFTC Corporation
                                         2501 West Grandview
                                         Phoenix, Arizona 85023
                                         Attention: James Bass, President

                  If to K*TEC:           K*TEC Electronics Corporation .
                                         111 Gillingham Lane
                                         Sugarland, Texas 77478
                                         Attention: Michael Gibbons, President

Any party may at any time change its respective address by sending written notice to the other party of the change in the manner hereinabove prescribed.

        13. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or enforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

        14. No Waiver. The failure by any party to exercise any right, remedy or election herein contained or permitted by law shall not constitute or be construed as a waiver or relinquishment of the future exercise of such right, remedy or election, but the same shall continue and remain in full force and effect. All rights and remedies that any party may have at law, in equity or otherwise upon breach of any term or condition of this Agreement shall be distinct, separate and cumulative rights and remedies and no one of them, whether exercised or not, shall be deemed to be in exclusion of any other right or remedy.

        15. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the matters herein contained and any agreement hereafter made shall be ineffective to effect any change or modification, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the change or modification is sought.

        16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without reference to the laws of any other state.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly exercised by their authorized representatives as of the date first above written.

                                        EFTC CORPORATION


                                        By: /s/ James Bass
                                           -------------------------------------
                                             James Bass, President


                                        K*TEC ELECTRONICS CORPORATION


                                        By: /s/ Michael Gibbsons
                                           -------------------------------------
                                             Michael Gibbons, President


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

                                   Appendix A


      Voluntary EFTC Actions on Behalf of K*TEC that Require Board Approval

In addition to all matters that the Board is required to approve as a matter of law, the following matters shall require the approval of the Board:


1. Selection and removal of senior officers of K*TEC, and prescription of such powers and duties for them as may not be inconsistent with applicable laws, the Articles of Incorporation or the By-Laws.

2. Issuance, sale, exchange, redemption, cancellation or purchase of shares of stock or options of K*TEC and its subsidiaries from time to time upon such terms as may be lawful in the jurisdiction of incorporation except as defined in the 2000 option plan guidelines.

3. Any dividends or discretionary distributions made with respect to K*TEC or its subsidiaries.

4. Adoption of annual administrative, capital and operating budgets for K*TEC, its subsidiaries and partnerships.

5. Sale by K*TEC, its subsidiaries or partnerships of any real property or other assets which other assets have a net book value or fair market value of more than $250,000, other than sales in the ordinary course of business (such as inventory and exchange of capital equipment) or sales made in accordance with budgets approved pursuant to paragraph 4 above.

6. Entering into leases affecting the property of K*TEC, its subsidiaries or partnerships if the length of the lease is greater than one year and involves payment by K*TEC, its subsidiaries or partnerships of more than $250,000, other than leases made in accordance with budgets approved in accordance with paragraph 4 above.

7. Any commitment, in excess of budgeted levels or unbudgeted, made by K*TEC, its subsidiaries or partnerships involving more than $500,000.

8. Adoption of any annual bonus or long term compensation plan applicable (cash or stock) to employees of K*TEC and specific approval of payments of cash or options under these plans to the CEO and his direct reports.

9. Any base compensation payable to an employee of K*TEC, its subsidiaries or partnerships that exceeds $150,000 for such person on an annual basis, other than employment made in accordance with budgets approved (i.e. new hires related to identified open positions) in accordance with paragraph 4 above.

10. Annual increases in compensation or determination of annual bonus compensation for the CEO and his direct reports. Such increases will all occur at calendar year end and shall be approved after reviewing the written recommendation of the CEO.

11. Settlement by K*TEC, its subsidiaries or partnerships of any legal claim involving payment or forbearance in excess of $100,000 other than settlements made in the normal course of business (i.e. PPV recovery, inventory returns) .

12. Appointment of auditors for K*TEC, its subsidiaries or partnerships or any significant change in accounting principles or significant tax elections applicable to K*TEC, its subsidiaries or partnerships.

13. Establishment and adoption of corporate policy regarding environmental and political issues or any deviation or amendment of such adopted policies.

14. Any contract or other transaction between K*TEC or its subsidiaries and one or more of its directors, officers or any entity in which such directors and officers have a financial interest (other than their interests in K*TEC or its subsidiaries) and other than arms-length transactions performed in the ordinary course with other Thayer and/or BLUM holdings such as TTM Technologies, Inc. and Cosmotronic Corporation.

15. Material changes in credit agreements or refinancing and the initiation of new loans or collateralized obligations.

16. Purchase of/Agreement to any hedging transactions (currency, interest rate, etc.)

17.      Any voluntary permanent reduction in Financing Commitments

18. Press Releases (PRs) related to quarterly and/or annual financial results or those PRs that contain forward looking financial guidance. Approval to be by the Chairman of the Board or his designee.

19. Reductions in Force (RIF) or Plant closings which fall under the "WARN Act" as defined by law.